Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2010, with respect to the consolidated financial statements and schedules and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2009 of Resource Capital Corp., which are incorporated by reference in this Pre-effective Amendment No. 1 to the Registration Statement and Prospectus on Form S-3 (File No. 333-170677). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 9, 2010